Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT shall be effective as of January 5, 2009 (“the Effective Date”), and is made between SPARTON CORPORATION, an Ohio corporation, whose headquarters are located at 2400 East Ganson, Jackson, Michigan 49203, hereafter called “the Corporation”, as the employer, and Gordon Madlock, whose current address is ____________________, hereafter called “the Executive”, as the employee.
     WHEREAS:
(a)	The Corporation wishes to retain the services of the Executive in the capacity of Sr Vice President/Operations; and

(b)	the Executive wishes to be employed by the Corporation in that capacity; and

(c)	the parties desire to set forth the terms and conditions of the employment of the Executive by the Corporation in writing;
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
EMPLOYMENT AND DUTIES
1.1 The Corporation hereby agrees to employ the Executive as Sr Vice President/Operations, and the Executive agrees to such employment, all in accordance with the express terms, conditions, duties and obligations set forth in this Agreement. The parties agree that the relationship between the Corporation and the Executive created by this Agreement is that of employer and employee.
1.2 The Executive shall be based at the Corporation’s headquarters located at 2400 East Ganson, in Jackson, Michigan. Some travel may be required, however, the Executive’s main place of employment shall be the corporate headquarters in Jackson, Michigan.
1.3 The Executive shall, during the term of this Agreement:
(a)	perform all duties and responsibilities assigned to him as Sr Vice President/Operations, and shall report directly to Cary Wood, the Chief Executive Officer. The Executive also will be required to perform such other related duties and responsibilities as may be assigned to the Executive by the CEO and the President of the Corporation, or their designee, from time to time, which related duties and responsibilities shall be in keeping with the general nature of the duties of Sr Vice President/Operations.

(b)	devote the whole of his working time, attention and ability to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times.
1.4 The Executive agrees to comply with all applicable laws, exercise the utmost degree of integrity, honesty, fidelity and good faith, and perform his duties with the utmost degree of expertise, care and ability that may be expected of a person having the education, training and experience equivalent to the education, training and experience of the Executive.
ARTICLE II
TERM
2.1 The Executive’s employment shall be ‘at will’ employment, with no set term. The employment relationship may be terminated by either the Executive or the Corporation at any time, for any reason or for no reason, as is further set forth herein.
ARTICLE III
COMPENSATION
3.1 The Executive shall be paid a base salary of One Hundred Ninety-Five Thousand ($195,000.00) Dollars per year, (the “Base Salary”) subject to all applicable statutory withholding, and an annual automobile allowance of Nine Thousand Six Hundred ($9,600.00) Dollars, both of which shall be paid in accordance with the Corporation’s regular payroll periods. The compensation payable to the Executive as contemplated by this Agreement shall be subject to annual review by the CEO.
3.2 In addition to the Base Salary provided for in Article 3.1 above, the Executive will be eligible for a performance bonus of Forty (40%) percent of Executive’s Base Salary provided certain target objectives, which will be established by the CEO, have been attained. The bonus will be paid after a determination has been made regarding whether the required objectives were met, but in any event not later than ninety days after the end of the particular fiscal year for which the bonus is being paid.
ARTICLE IV
BENEFITS
4.1 The Executive shall be entitled to receive or to participate in all employee benefits offered to the salaried employees of the Corporation for which he qualifies, under the same terms and subject to the same conditions as are then in effect for other salaried employees, and as such benefits may exist from time to time during the period of his employment, including, without limitation, the Corporation’s health insurance coverage plan, disability plan, the 401K plan, and any applicable incentive programs.

ARTICLE V
VACATION
5.1 The Executive shall be eligible for two weeks of vacation, immediately upon the Effective Date of this Agreement. Eligibility for additional vacation time will be reviewed after the first year of employment. Any accrued but unused vacation remaining at the end of each year shall be subject to the Corporation’s policy regarding accrual of paid time off.
ARTICLE VI
TERMINATION
6.1 Either the Executive or the Corporation shall be entitled, upon written notice to the other party, to terminate this Agreement at any time, for any reason or for no reason, as the Executive’s employment is ‘at will’. The Executive’s employment with the Corporation also may be terminated by the Corporation at any time, for “just cause”. For the purposes of this Agreement “just cause” shall mean any of the following: the commission of any illegal act; the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment; use of alcohol or drugs to the extent such use adversely affects the Executive’s ability to perform his duties or adversely affects the business reputation of the Executive or the Corporation; a material and willful failure of the Executive to perform his assigned duties; use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct, or moral turpitude; willful violation of any of the provisions of the Sarbanes-Oxley Act which are applicable to the Executive; willful and material violation of the Corporation’s written policies; or a willful and material breach of this Agreement by Executive.
6.2 In the event of the death or disability of the Executive, the Corporation shall be entitled to terminate this Agreement. Upon such termination, the Corporation shall pay to the Executive, or in the event termination is due to death, to his legal personal representative, that portion of the Executive’s Base Salary owed up to and including the date of termination. This payment will be made within thirty days following termination of employment. Following such payment, the Corporation shall have no further obligation to the Executive or his heirs and beneficiaries, under this Agreement. For the purposes of this Agreement, Disability shall be defined as the inability of the Executive to effectively perform his duties due to physical or mental illness or injury, in the sole judgment of the Corporation, for a total of 90 days out of any 180 day period. Eligibility for any benefits which may be available to the Executive or his survivors through any employee plans or benefit programs of the Corporation due to death or disability, will be determined in accordance with the terms of such plans or programs.
6.3 If the Corporation terminates the Executive’s employment for any reason other than just cause, death, or disability, the Corporation shall pay to the Executive a one-time, lump-sum payment of up to twelve 12 weeks severance in accordance with company policy, less applicable withholding, which payment is conditioned upon receipt from the

Executive of a signed release, releasing all claims against the corporation arising out of the Executive’s employment and the return to the Corporation of any property belonging to the Corporation which is in the Executive’s possession or under his control.
6.4 Unless otherwise consented to by the Corporation in writing, the Executive shall be entitled, upon thirty (30) days written notice to the Corporation, to terminate this Agreement and his employment with the Corporation for any reason or for no reason, and in the event of such termination the Corporation shall only be required to pay the Executive, on a pro-rata basis, his Base Salary which has accrued up to the date of termination.
6.5 Upon termination of this Agreement for whatever reason, the Executive shall immediately deliver to the Corporation, all property of the Corporation which the Executive has in his possession or under his control.
ARTICLE VII
CONFIDENTIALITY AND COVENANT-NOT-TO-COMPETE
7.1 The Executive will execute the confidentiality agreement(s) and any such other agreements as are normally required to be executed by other Sparton salaried employees. During the period of his employment and thereafter, the Executive will abide by the terms of the said agreements and keep confidential all confidential information pertaining to the Corporation which the Executive learned while employed by the Corporation, as such confidential information is defined in the applicable confidentiality agreement(s). The promises, rights and obligations stated in Article VII shall survive the termination of this Agreement.
7.2 The Executive shall not, directly or indirectly, within the territory comprising the United States and Canada, for a period of two (2) years following the date of termination of his employment for whatever reason, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, joint venture, syndicate, company or corporation as principal, agent, shareholder, employee, or consultant, engage in any of the same business endeavors engaged in by Sparton Corporation and any of its subsidiaries, or:
(a)	induce or attempt to influence or induce any of the employees of the Corporation (including its subsidiaries) to leave their employment; or

(b)	hire, employ or utilize the services of any employee of the Corporation (including its subsidiaries).
7.3 It is agreed between the parties that the terms of this section are reasonable and that the Executive has received adequate consideration for the covenants and obligations undertaken by him, as contained herein. The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of this Article may result in the Corporation suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim or permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled, in the event of any such breach.
ARTICLE VIII
NOTICE
8.1 Any notice required to be given hereunder shall be in writing and may be delivered personally or sent by facsimile transmission or other means of recorded electronic communications or sent by registered mail to the parties hereto at the following addresses:
To the Corporation:
          Sparton Corporation
          2400 East Ganson
          Jackson, MI 49203
          Attention: Cary Wood, CEO
To the Executive:
          Gordon Madlock

     Any notice given shall be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if sent by electronic communications or facsimile shall be deemed to have been received on the next business day following the date of transmission and if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed.
8.2 Either party may change their address for notice in the aforesaid manner.
ARTICLE IX
GENERAL
9.1 Time shall be of the essence in the performance of this Agreement.
9.2 This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any previous agreements, contracts, oral understandings or discussions. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.
9.3 This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan, without regard to choice of law or conflicts of laws principles, and the parties hereby irrevocably consent to the jurisdiction of the Courts of the County of Jackson, Michigan, or for those matters which would be properly brought in federal court, to the jurisdiction of the Federal Courts of the Eastern District of Michigan
9.4 This language of this Agreement reflects the mutual intent of the parties and shall not be strictly construed against either party, therefore no rule of strict construction shall apply in construing the terms of this Agreement.
9.5 This is a personal services agreement and may not be assigned by either party without the prior written consent of the other party.
9.6 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.
9.7 If for any reason, any provision or part of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or part provisions of this Agreement shall not in any way be affected or impaired thereby.
9.8 The waiver by either party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.
9.9 Except as specifically altered in this Agreement, nothing in this Agreement shall detract from, alter, modify or amend any obligations or duties owed by the Executive to the Corporation, pursuant to any statute, regulation, or at common law or equity.
9.10 This Agreement may be executed in any number of counter-parts, all of which when taken together, shall constitute one original Agreement.

     IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have executed this Agreement of their own free act, on the dates set forth below, to be effective as of the Effective Date set forth herein.

SPARTON CORPORATION

By:

Cary Wood, CEO

Date:

EXECUTIVE

Gordon Madlock

Date: